SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 30, 2004

SYS
(Exact Name of Registrant as Specified in Charter)

California	000-04169	95-2467354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 715-5500

(None)
(Former Name or Former Address, if Changed Since Last Report)

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 16, 2004, SYS acquired all of the assets of Xsilogy, Inc. ("Xsilogy"), a privately held, San Diego-based provider of wireless sensor network technologies and applications. Xsilogy develops and markets low-cost wireless sensor modules, infrastructure products and software for creating, deploying and managing large machine-to-machine ("M2M") networks in industrial applications. The assets purchased consisted principally of intellectual property and technology, inventory, fixed assets and certain other intangible assets.

From inception in 1999 through September of 2004, Xsilogy had cumulative unaudited revenues of approximately $3.0 million and net losses of $10.0 million.

Consideration consists of cash, stock and the assumption of certain liabilities of which, (i) $344,000 of cash was paid in advance of or at closing and $78,000 of liabilities were assumed at closing; (ii) up to approximately $900,000, of which up to $200,000 may be in the form of SYS common stock and the remainder in cash,  may be earned and paid subject to certain milestones to be achieved from the date of closing through June 30, 2005 and (iii) up to a maximum of $3.5 million in additional contingent consideration, of which up to $2.5 million may be in the form of SYS common stock and the remainder in cash, may be earned and paid in installments, upon the completion of certain criteria from the date of closing through June 30, 2009. The transaction was completed pursuant to an Asset Purchase and Sale Agreement between SYS and Xsilogy.

The initial purchase price allocation is not expected to result in the recognition of any goodwill. However, future goodwill could be recognized if contingent payments are made.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements required by this Item 9.01 will be filed by amendment on or before March 1, 2005.

(b) Pro forma financial information.

The pro forma financial information required by this Item 9.01 for the combined results of SYS and Xsilogy will be filed by amendment. Interim summarized pro forma information will be included in the footnotes to the second quarter SYS Form 10-QSB to be filed on or before February 7, 2004.

(c) Exhibits.

Exhibit	Description
99	Press release dated December 16, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SYS
(Registrant)

Date: December 30, 2004	By:	/s/ Michael W. Fink
Michael W. Fink, Secretary